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Exhibit 10.29

         Sealy Corporation

Directors' Deferred Compensation Plan

Sealy Corporation
Directors' Deferred Compensation Plan

ARTICLE I

DEFINITIONS

1.1.
"Board" shall mean the Board of Directors of Sealy Corporation.

1.2.
"Director" shall mean a member of the Board of Directors of the Company who is not an employee of the Company or any of its subsidiaries.

1.3.
"Plan" shall mean this Deferred Compensation Plan for Directors as it may be amended from time to time.

1.4.
"Fees" shall mean amounts earned for serving as a member of the Board, including any committees of the Board.

1.5.
"Year" shall mean calendar year.

1.6.
"Common Stock" shall mean the Common Stock of the Company.

1.7.
"Company" means Sealy Corporation.

1.8.
"Stock Account" shall mean the account created by the Company pursuant to Article III of this Plan.

1.9.
"Stock Value" shall mean, for any given day, the closing price of the Company's Common Stock as reported on the New York Stock Exchange Inc. ("NYSE") Composite Tape on such day. If the closing price is not available from the NYSE for the Common Stock on a date in question, then the next preceding practicable date for which such closing price is available shall be used.

1.10.
"He", "Him", or "His" shall apply equally to male and female members of the Board.

1.11.
"Change in Control" means (i) the sale of all or substantially all of the assets of the Company to an Unaffiliated Person (as defined below); (ii) a sale by the Company, Sealy Holding LLC (the "Investor") or any of their respective affiliates resulting in more than 50% of the voting stock of the Company being held by a person or group (as such terms are used in the Securities Exchange Act of 1934, as amended) that does not include the Investor or any of their respective affiliates; (iii) a merger, consolidation, recapitalization or reorganization of the Company with or into an Unaffiliated Person; if and only if any such event listed in clauses (i) through (iii) above results in the inability of KKR Millennium Fund L.P. ("KKR"), the Investor, or any member or members of the Investor, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). For purposes of this definition, the term "Unaffiliated Person" means any Person or Group who is not (x) KKR, the Investor or any member of the Investor, (y) an affiliate of KKR, the Investor or any member of the Investor, or (z) an entity in which KKR, the Investor, or any member of the Investor holds, directly or indirectly, a majority of the economic interests in such entity.

ARTICLE II

ELECTION TO DEFER

2.1.
A Director may elect, on or before December 31 of any Year, to defer payment of all or a specified part of all Fees earned during the Year following such election and succeeding Years (until the Director ceases to be a Director or changes his election pursuant to section 2.3 herein). Any person who shall become a Director during any Year, and who was not a Director of the Company on the preceding December 31, may elect, before the Director's term begins to defer payment of all or a specified part of such Fees earned during the remainder of such Year and for succeeding Years.

2.2.
The election to participate in the Plan and manner of payment shall be designated by submitting a letter in the form attached hereto as Appendix A to the Secretary of the Company.

2.3.
The election shall continue from Year to Year unless the Director terminates it by written request delivered to the Secretary of the Company prior to the commencement of the Year for which the termination is first effective.

ARTICLE III

DEFERRED COMPENSATION ACCOUNTS

3.1.
The Company shall maintain separate memorandum accounts for the Fees deferred by each Director.

3.2.
The Company shall credit, on the date Fees become payable, the Stock Account of each Director with the number of shares of Common Stock which is equal to the deferred portion of any Fee due the Director at such time, divided by the Stock Value on the date such fees would otherwise have been paid. For purposes of this section 3.2, the Stock Value shall be determined on the date fees would otherwise have been paid.

3.3.
The Company shall credit the Stock Account of each Director with the number of shares of Common Stock equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in Common Stock) payable on the number of shares of Common Stock represented in each Director's Stock Account divided by the Stock Value on the dividend payment date. Dividends payable in Common Stock will be credited to each Directors Stock Account in the form of the right to receive Common Stock. If adjustments are made to the outstanding shares Common Stock as a result of split-ups, recapitalizations, mergers, consolidations and the like, an appropriate adjustment also will be made in the number of shares of Common Stock credited to the Director's Stock Account.

3.4.
Common Stock shall be computed to three decimal places.

3.5.
The right to receive Common Stock at a later date shall not entitle any person to rights of a stockholder with respect to such Common stock unless and until shares of Common Stock have been issued to such person pursuant to Article IV hereof.

3.6.
The Company shall not be required to acquire, reserve, segregate, or otherwise set aside shares of its Common Stock for the payment if its obligations under the Plan, but shall make available as and when required a sufficient number of shares of its Common Stock to meet the needs of the Plan.

3.7.
Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

ARTICLE IV

PAYMENT OF DEFERRED COMPENSATION

4.1.
Subject to the second succeeding sentence, amounts contained in a Director's Stock Account shall be distributed as the Director's election (made pursuant to Paragraph 2.2 of Article II hereof) shall provide. Distributions from the Director's Stock Account shall be paid in Common Stock or the cash equivalent thereof, at the election of the Company, and shall begin on either the first day of the Year following or six months following (whichever is later), the later of the attainment of the Director's retirement date (as indicated in the Director's election) or separation from the Board.

4.2.
Each Director shall have the right to designate one or more beneficiaries to succeed to his right to receive payments hereunder in the event of his death. Each designated beneficiary shall receive payments in the same manner as the Director if he had lived. In case of a failure of designation or the death of all designated beneficiaries without any designated successors, the balance of the amounts contained in the Director's Stock Account shall be payable in accordance with Section 4.1 to the Director's or former Director's estate in full on the first day of the Year following the Year in which he dies. No beneficiary designation shall be valid unless it is in writing, signed by the Director and filed with the Secretary of the Company.

ARTICLE V

ADMINISTRATION

5.1.
The Company shall administer the Plan at its expense. All decisions made by the Company with respect to issues hereunder shall be final and binding on all parties.

5.2.
Except to the extent required by law, the right of any Director or any beneficiary to any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Director or beneficiary; and any such benefit or payment shall not be subject to alienation, sale, transfer, assignment or encumbrance.

ARTICLE VI

AMENDMENT OF PLAN; GOVERNING LAW; CHANGE IN CONTROL

6.1.
The Plan may be amended, suspended or terminated in whole or in part from time to time by the Board except that no amendment, suspension, or termination shall apply to the payment of any amounts previously credited to a Director's Stock Account.

6.2.
The Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflict of law.

6.3.
In the event of a Change in Control, all amounts contained in each Director's Stock Account shall be distributed (in the same manner which such amounts would have otherwise been paid as indicated in the Director's election) within thirty (30) days after the occurrence of such Change in Control.

        Adopted by Sealy Corporation and effective on the 13th day of December, 2004.

APPENDIX A

[Date]

Ken Walker
Secretary
Sealy Corporation
One Office Parkway
Trinity, North Carolina 27370

Dear Mr.                                   :

        Pursuant to the Sealy Corporation Directors' Deferred Compensation Plan, dated as of December 13, 2004 (the "Plan"), I hereby elect to defer receipt of all or a portion of my Director's fees commencing 2005 and for succeeding calendar years in accordance with the percentages indicated below.

        I elect to have my director's fees (and committee fees, if any) credited as follows (fill in appropriate percentages for options a and b, below):

  (a)
            % of the aggregate Director's fees shall be credited to my Stock Account as provided for in the Plan;

  (b)
            % of the aggregate Director's fees shall not be deferred, but shall be paid to me directly as they accrue.

        Further, I elect to receive any future payments to be made from my Stock Account in the following method (check one desired method below):

                   in one lump sum;

                   in            (insert number) equal annual installments.

        I understand that my Stock Account will become payable on either the first day of the Year following or six months following (whichever is later) the later of the attainment of my "retirement date" (as indicated below) or separation from the Board. For this purpose,

        I elect my retirement date to be attainment of age           .

        I further understand that, in any event, my Stock Account will become payable in the same manner as elected above within thirty (30) days after the occurrence of a Change in Control (as defined in the Plan).

        In the event of my death prior to receipt of all or any amount of the balance of my Stock Account so accumulated, I designate the following one or more individuals                                                                                                                   as my beneficiary or beneficiaries to receive the funds so accumulated, but unpaid.

Very truly yours,
[Name]

[Witness]

QuickLinks

Sealy Corporation Directors' Deferred Compensation Plan
Table of Contents
ARTICLE I DEFINITIONS
ARTICLE II ELECTION TO DEFER
ARTICLE III DEFERRED COMPENSATION ACCOUNTS
ARTICLE IV PAYMENT OF DEFERRED COMPENSATION
ARTICLE V ADMINISTRATION
ARTICLE VI AMENDMENT OF PLAN; GOVERNING LAW; CHANGE IN CONTROL
APPENDIX A